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                                                                    EXHIBIT 11.1

                                 SPINCYCLE, INC.
                  COMPUTATION OF HISTORICAL NET LOSS PER SHARE
                              (ALL AMOUNTS ACTUAL)


                                                           Historical Net Loss per Share (1)
                                         ----------------------------------------------------------------------
                                          Fiscal Year Ended                        Fiscal Quarter Ended
                                              December          December        March 22,         March 21,
                                              31, 1996          28, 1997           1998             1999
                                          ----------------  ---------------- ---------------- -----------------
Net loss applicable to holders of          ($3,893,923)      ($15,737,387)    ($6,257,073)      ($2,463,963)
common stock

Weighted average number of
common shares outstanding                       33,162             38,127          27,763            37,038

Weighted average number of
common equivalent shares
outstanding (2)                                     --                 --               --               --
                                          ----------------  ---------------- ---------------- -----------------
Weighted average number of
common and common equivalent
shares outstanding                              33,162             38,127           27,763           37,038
                                          ================  ================ ================ =================
Basic and diluted net loss per share          ($117.42)          ($412.76)        ($225.37)         ($66.53)
                                          ================  ================ ================ =================

(1) See discussion of computation of historical net loss per share in Note 2 to Financial Statements.

(2) Due to the Company's net losses to date, inclusion of common equivalent shares in the computation of diluted net loss per share would be antidilutive and therefore is not presented.